UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 7, 2015

TARGA RESOURCES PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-33303	65-1295427
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1000 Louisiana, Suite 4300

Houston, TX 77002

(Address of principal executive office and Zip Code)

(713) 584-1000

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Underwriting Agreement

On October 7, 2015, Targa Resources Partners LP (the “Partnership”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters set forth in Schedule I to the Underwriting Agreement (the “Underwriters”), providing for the offer and sale in an underwritten public offering of 4,400,000 of its 9.00% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (the “Preferred Units”), at a price of $25.00 per Preferred Unit (the “Preferred Offering”). Pursuant to the Underwriting Agreement, the Partnership granted the Underwriters a 30-day option (the “Option”) to purchase up to an additional 660,000 Preferred Units (representing 15% of the number of Preferred Units offered to the public) on the same terms as the Preferred Units to be sold by the Partnership. The distribution rate for the Preferred Units will be 9.00% per annum of the $25.00 liquidation preference per Preferred Unit (equal to $2.25 per Preferred Unit per annum) until, but not including, November 1, 2020. On and after November 1, 2020, distributions on the Preferred Units will accumulate at an annual floating rate equal to the one-month LIBOR plus a spread of 7.71%.

The Preferred Offering is expected to close on October 15, 2015. The Partnership expects to receive net proceeds from the Preferred Offering of approximately $106.0 million (after deducting Underwriters’ discounts and the estimated expenses of the Preferred Offering) and intends to use the proceeds to reduce to reduce borrowings under its senior secured credit facility, and will use any remaining proceeds for general partnership purposes, which may include reducing the balance of its securitization facility, redeeming or repurchasing some of its outstanding notes, working capital and funding capital expenditures and acquisitions. The Preferred Units to be sold pursuant to the Underwriting Agreement were registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement on Form S-3 (File No. 333-187795), as amended by Post-Effective Amendment No. 1 thereto filed with the Commission on October 7, 2015.

In the Underwriting Agreement, the Partnership agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.

The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Relationships

The Underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Partnership or its affiliates for which they have received or will receive customary fees and expenses. The Underwriters and their affiliates may currently, and may from time to time in the future, engage in transactions with and perform services for the Partnership and its affiliates in the ordinary course of business. Additionally, certain of the Underwriters or their affiliates are lenders under the Partnership’s credit facility and accordingly may receive a portion of the net proceeds from the Preferred Offering that are used for the repayment of borrowings under such facility.

Item 7.01	Regulation FD Disclosure.

On October 7, 2015, the Partnership issued a press release announcing the commencement of the Preferred Offering. On October 7, 2015, the Partnership issued a press release announcing the pricing of the Preferred Units. Copies of the press releases are attached hereto as Exhibits 99.1 and 99.2, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

1.1	Underwriting Agreement dated as of October 7, 2015 by and among Targa Resources Partners LP and the Underwriters named therein.

99.1	Press Release dated October 7, 2015, announcing the commencement of the Preferred Offering.

99.2	Press Release dated October 7, 2015, announcing the pricing of the Preferred Units.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TARGA RESOURCES PARTNERS LP

	By:	Targa Resources GP LLC,
its general partner

Dated: October 9, 2015	By:	/s/ Matthew J. Meloy
Matthew J. Meloy
Executive Vice President, Chief Financial Officer and Treasurer

INDEX TO EXHIBITS

Exhibit Number	Description

1.1	Underwriting Agreement dated as of October 7, 2015 by and among Targa Resources Partners LP and the Underwriters named therein.

99.1	Press Release dated October 7, 2015, announcing the commencement of the Preferred Offering.

99.2	Press Release dated October 7, 2015, announcing the pricing of the Preferred Units.

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